UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

STONEMOR INC.
(Name of Registrant as Specified in Its Charter)

________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

STONEMOR INC.

3331 Street Road, Suite 200
Bensalem, PA 19020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 27, 2021

To the Stockholders of StoneMor Inc.:

The annual meeting of stockholders (the “Annual Meeting”) of StoneMor Inc. (the “Company”) will be held on Tuesday, July 27, 2021 at 4:00 p.m., Eastern Daylight Time, online at www.virtualshareholdermeeting.com/STON2021. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website until August 30, 2021.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

(i)	the election of seven directors to our Board of Directors (the “Board”), each to serve for a term of one year expiring at the annual meeting of stockholders to be held in 2022;
(ii)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
(iii)	an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement; and
(iv)

to approve an amendment to the Company’s certificate of incorporation to increase the supermajority vote of stockholders required to approve certain matters from sixty-six and two-thirds percent (66-2/3%) to eighty-five percent (85%).

These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Only stockholders of record at the close of business on June 21, 2021 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting and at any postponements or adjournments thereof.

In order to provide our stockholders a more convenient, cost-effective method of attending, and, in light of the coronavirus (COVID-19) pandemic, to provide our stockholders with a means to attend the annual meeting in a manner that does not endanger the health and well-being of our stockholders, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/STON2021. You are entitled to participate in and submit questions in writing during the annual meeting if you were a stockholder as of the close of business on June 21, 2021. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/STON2021, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly 4:00 p.m., Eastern Daylight Time. Online check-in will begin at 3:45 p.m., Eastern Daylight Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

This Notice of Annual Meeting and Proxy Statement are first being distributed on or about July 2, 2021.

Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit the proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares on any of the matters listed above other than the ratification of Grant Thornton LLP. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By Order of the Board of Directors:

Joseph M. Redling
President and Chief Executive Officer
Bensalem, Pennsylvania
July 2, 2021

TABLE OF CONTENTS

Page
GENERAL INFORMATION	1
PROPOSAL ONE – ELECTION OF DIRECTORS	5
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	9
RELATED PARTY TRANSACTIONS	17
PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP	21
REPORT OF OUR AUDIT COMMITTEE	22
PROPOSAL THREE – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	23
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	24
PROPOSAL FOUR – APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE SUPERMAJORITY VOTE OF STOCKHOLDERS REQUIRED TO APPROVE CERTAIN MATTERS FROM SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) TO EIGHTY-FIVE PERCENT (85%)	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
OTHER INFORMATION	40
APPENDIX A	42

STONEMOR INC.

3331 Street Road, Suite 200
Bensalem, PA 19020

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held on July 27, 2021

GENERAL INFORMATION

As used in this Proxy Statement, unless the context otherwise requires, references to the terms the “Company,” “StoneMor,” “we,” “us,” and “our” refer to StoneMor Inc. and its consolidated subsidiaries.

StoneMor is furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors (the “Board”) of proxies for the 2021 annual meeting of stockholders we are holding on Tuesday, July 27, 2021, at 4:00 p.m., Eastern Daylight Time (the “Annual Meeting”), or for any adjournment(s) of that meeting. The Annual Meeting will be held solely virtually via live webcast at www.virtualshareholdermeeting.com/STON2021.

This Notice of Annual Meeting and Proxy Statement are first being distributed on or about July 2, 2021.

Record Date; Voting Rights and Outstanding Shares

At the close of business on June 21, 2021 (the “Record Date”), 117,964,891 shares of our Common Stock were outstanding and entitled to vote, and only the holders of record on the Record Date may vote at the Annual Meeting. A quorum will exist if the holders of a majority of the shares of our Common Stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. We will count the shares held by each stockholder who is present in person or represented by proxy at the meeting to determine the presence of a quorum at the meeting. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the Annual Meeting.

Each holder of our Common Stock will be entitled to cast one vote per share held on the Record Date on each proposal described in this proxy statement.  A "broker non-vote" occurs when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.  Under current New York Stock Exchange interpretations that govern broker non-votes, each of Proposal No. 1 for the election of directors, Proposal 3 for approval, on an advisory basis, of the compensation of our named executive officers, and Proposal 4 for the approval of an amendment to our certificate of incorporation is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Any such shares for which the broker does not receive voting instructions from the stockholder who beneficially owns the shares will not be counted as present or represented with respect to those proposals, but are counted as present and represented for purposes of determining the existence of a quorum at the Annual Meeting.  Proposal No. 2 for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year ending December 31,

2021, is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

If a proxy is duly granted and returned over the Internet, by telephone or by mailing a proxy card in the accompanying form, the shares represented by the proxy will be voted as directed.  If your properly executed proxy does not specify how you want your shares voted with respect to a proposal, the shares represented by your proxy will be voted, as applicable, “FOR” each of the director nominees and “FOR” Proposals 2-4.

With respect to the election of directors, you may vote FOR or to WITHHOLD authority for each nominee.  Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present and entitled to vote on the election of directors. The seven nominees receiving the most “FOR” votes will be elected as directors.  For the purpose of electing directors, broker non-votes and votes withholding authority to vote for a director will not affect the outcome.  Our Corporate Governance Guidelines address the procedures to be followed if a director nominee in an uncontested election fails to receive a majority of the votes cast.  See the discussion of these procedures under “Proposal One—Election of Directors” beginning on page 5.

With respect to Proposals 2-4, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the Annual Meeting.  Approval of Proposal 4 requires the affirmative vote of the holders of at least 66-2/3% of the shares present and entitled to vote at the Annual Meeting. In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of voting on these proposals, while broker non-votes (described above) will not.  Thus, abstentions will have the effect of a vote “against” each of these proposals.  Broker non-votes and abstentions will not affect the outcome of the vote on Proposal 3.  There is no minimum approval necessary for Proposal 3 because this is an advisory vote; however, the Board will consider the result of this advisory vote when considering future decisions relating to this proposal.

Whether or not you plan to attend the Annual Meeting, and whatever the number of shares you own, if you received proxy materials by mail please complete, sign, date and promptly return the enclosed proxy card. Please use the accompanying envelope, which requires no postage if mailed in the United States. You may also vote your shares by telephone or internet by following the instructions on the enclosed proxy card.

Recommendation of the Board of Directors

The Board recommends that you vote:

•	FOR the seven nominees for director (Proposal 1);
•	FOR the ratification of Grant Thornton LLP StoneMor’s independent auditors for 2021 (Proposal 2);
•	FOR the approval of the advisory resolution regarding the compensation of StoneMor’s named executive officers (Proposal 3); and
•

FOR the approval of amendment to the Company’s certificate of incorporation to increase the supermajority vote of stockholders required to approve certain matters from sixty-six and two-thirds percent (66-2/3%) to eighty-five percent (85%). (Proposal 4).

How You Can Vote

If you are the record holder of your stock, you can vote in one of the following ways:

1.	Via the internet, by visiting www.proxyvote.com;
2.	By telephone, by calling the number on your proxy card;
3.	By mail, by marking, signing, dating, and mailing your proxy card (No postage is required if mailed in the United States); or
4.	By voting electronically during the Virtual Annual Meeting at www.virtualshareholdermeeting.com/STON2021.

If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker, or other nominee (which we collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name at the Annual Meeting unless you request and receive a valid proxy from your broker.

Stockholders who submit a proxy via the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the Internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

Change or Revocation of Proxies

If you are a stockholder of record, you may change your vote by submitting another proxy by telephone or online, by mailing another properly signed proxy card bearing a later date than your original one, or by attending the Annual Meeting and casting your vote online. You also may revoke a proxy that you previously provided by delivering timely written notice of revocation to our Secretary, at StoneMor, Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020, specifying such revocation, so that it is received not later than 4:00 p.m. EDT, on July 23, 2021.

If you hold your shares in street name and you wish to change or revoke your voting instructions, please refer to the materials your broker or bank provided to you for instructions.

Attending the Annual Meeting

In light of the novel coronavirus outbreak (COVID-19) and to support the health and well-being of our employees, stockholders and Board, the Annual Meeting will be a completely virtual meeting of stockholders, conducted solely via live webcast at www.virtualshareholdermeeting.com/STON2021. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/STON2021.  The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection from wherever they intend to participate in the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the technical support number that will be posted on the virtual stockholder meeting login page.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. You may also visit www.virtualshareholdermeeting.com/STON2021 and use the 16-digit control number provided on your proxy card which was mailed to you on or around July 2, 2021 to access additional information.

Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting.  Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

The online meeting will begin promptly at 4:00 p.m., EDT. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

During the meeting, registered holders will be able to submit questions by logging into the virtual platform at www.virtualshareholdermeeting.com/STON2021 and following the instructions within.

Questions pertinent to meeting matters will be answered during the Annual Meeting. The Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of StoneMor and the matters properly before the Annual Meeting, and therefore questions on such matters will not be answered.

In accordance with our bylaws, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders during the 10 days prior to the Annual Meeting at our corporate offices by contacting our Corporate Secretary at aso@stonemor.com and scheduling an appointment, and on the day of the Annual Meeting at www.virtualshareholdermeeting.com/STON2021.

Cost of Solicitation

We will bear the cost of the solicitation of our proxies. In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile, or by a few of our regular employees and officers without additional.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Board currently consists of seven members, with Andrew Axelrod appointed as Chairman of our Board. At this Annual Meeting, seven directors are to be elected and each will serve for a one-year term that will expire on the date of our 2022 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal. Any director may be removed from office as a director at any time by our stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director.

The following nominees for election as directors at this Annual Meeting are recommended by our Board:

•	Andrew Axelrod
•	Spencer E. Goldenberg
•	David Miller
•	Stephen J. Negrotti
•	Kevin D. Patrick
•	Joseph M. Redling
•	Patricia D. Wellenbach

If a nominee for director should become unable or decline to serve if elected, it is intended that shares represented by proxies that are executed and returned will be voted for any substitute nominee as may be recommended by our existing Board. Each of the seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected as a director for a term of one year and until his successor is elected and qualified.

Please see the discussion below under “Directors, Executive Officers and Corporate Governance” for a discussion regarding the Nomination and Director Voting Agreement dated as of September 17, 2018, as amended.  The nominations of Messrs. Axelrod, Goldenberg and Miller were submitted by the Axar Entities (as defined in that agreement) pursuant to the terms of that agreement.

Pursuant to our Corporate Governance Guidelines adopted by our Board, if a director nominee does not receive a majority of the votes cast, the director is required to promptly tender his or her resignation to the Board. For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds the number of votes cast to “withhold” authority to vote for that director’s election. The Compensation, Nominating and Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act promptly on the tendered resignation, taking into account the recommendation of the Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee, in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. A director who tenders his or her resignation will not participate in the recommendation of the Compensation, Nominating and Governance Committee or the decision of the Board with respect to his or her resignation.

A brief biography for each nominee for election as director is set forth below:

Andrew Axelrod was appointed to and named Chairman of the Board in June 2019. Mr. Axelrod founded Axar Capital Management LP, an investment management firm, in April 2015 and serves as its Managing Partner and Portfolio Manager. Before founding Axar Capital Management, Mr. Axelrod worked at Mount Kellett Capital Management LP, a private equity investment firm, from 2009 to 2014. At Mount Kellett Capital Management, he was promoted to Co-Head of North America Investments in 2011 and became a Partner in 2013. Prior to joining Mount Kellett Capital Management, Mr. Axelrod worked at Kohlberg Kravis Roberts & Co. L.P. from 2007 to 2008 and The Goldman Sachs Group, Inc. from 2005 to 2006. Mr. Axelrod currently serves on the Board of Directors of The American Gilsonite Company, LiveStyle Entertainment, Payless Inc, Energy Technology Holdings, The J.G. Wentworth Company and JAKKS Pacific (NASDAQ: JAKK).  Mr. Axelrod graduated magna cum laude with a B.S. in Economics from Duke University. Mr. Axelrod’s leadership as the Company’s largest common stockholder and his extensive experience in financing, investments and restructurings provides critical skills to the Board as we continue to implement our stategic plan.

Spencer E. Goldenberg was appointed to the Board in June 2019. He serves as the Chief Financial Officer for Menin Hospitality, an owner and operator of hotels, restaurants and commercial retail establishments across the United States (“U.S.”) with a concentration in the southeast U.S. and Chicago. Prior to joining Menin Hospitality, Mr. Goldenberg was a partner in the accounting firm of Gerstle, Rosen & Goldenberg P.A. from February 2008 to June 2015. Mr. Goldenberg has served as an independent director of Terra Property Trust, Inc. and its subsidiary, Terra Secured Income Fund 6, and is the chairman of the audit committee of Terra Secured Income Fund 6. From October 2005 until February 2008, he served as a legislative aide to Florida State Senator Gwen Margolis. Mr. Goldenberg holds an active certified public accountant’s license in the state of Florida. He holds a B.A. in International Affairs from Florida State University. Mr. Goldenberg’s extensive finance, accounting and audit experience enhances the ability of the Board to oversee the Company’s financial performance and reporting.

David Miller was appointed to the Board in June 2019. Mr. Miller has served as the Chairman of the board of JG Wentworth since February 2018. Mr. Miller served as a Senior Advisor to the Blackstone Tactical Opportunities Fund from March 2015 until February 2018. Prior to Blackstone, Mr. Miller served as Chief Executive Officer and Chairman of JGWPT Inc., the holding company for J.G. Wentworth. Prior to JGWPT, Mr. Miller was Executive Vice President at ACE, responsible for ACE’s International Accident and Health Insurance business. Prior to ACE, Mr. Miller was President and Chief Executive Officer of Kemper Auto and Home Insurance. Prior to Kemper, Mr. Miller was Chief Operating Officer of Providian Direct Insurance. Mr. Miller has served as a director of Ellington Residential Mortgage (NYSE: EARN) since 2013, as a director of Lombard International Assurance since July 2015, as a director of J.G. Wentworth since January 2018, as a director of Prima.it since July 2018 and as a director of Figure Acquisition Co. (NYSE: FACA) since February 2021. Mr. Miller has a B.S.E.E. in electrical engineering from Duke University and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Miller was a member of the NYSE from September 2002 to March 2006. Mr. Miller’s extensive experience as a senior executive provides the Board with additional expertise in corporate leadership and governance.

Stephen J. Negrotti was appointed to the Board in April 2018. Mr. Negrotti was most recently President and CEO of Turner Investments Inc. (“Turner”), an investment manager, from April 2014 until October 2015. He also served as a member of the board of directors and President of the Turner Family of Mutual Funds during that time. Mr. Negrotti has been self-employed as an independent certified public accountant and a consultant since October 2015 and was also employed in that capacity from January 2012 until joining Turner. Mr. Negrotti has over 40 years of finance and administration experience. He joined Ernst & Young in Philadelphia in 1976 and was a Partner at Ernst & Young LLP from 1986 through 2011, coordinating services to financial industry clients and acting as an advisor in Ernst & Young’s Global Private Equity practice in New York. Mr. Negrotti holds an M.B.A in Finance from Drexel University and a B.S in Accounting from The Pennsylvania State University. Mr. Negrotti brings to the Board significant experience in financial oversight and accounting matters.

Kevin D. Patrick was appointed to the Board in September 2020. He has been Senior Vice President, Chief Financial Officer and Treasurer of Colonial Williamsburg Foundation since August 2017. In this capacity, he is responsible for all financial aspects of the operation of the Foundation, which has assets of approximately $1.0 billion, including an endowment of approximately $700.0 million, annual revenues in excess of $200.0 million and approximately $337.0 million in outstanding debt. As a member of the Foundation’s leadership team, Mr. Patrick works closely with the Board of Trustees and its committees. From April 2016 until August 2017, Mr. Patrick was Vice President and Chief Financial Officer of ML Foods, LLC, a division of Marcus Lemonis LLC (CNBC’s The Profit), focused on the franchise/restaurant/bar industry. From August 2014 through April 2016, he was an Executive Managing Partner of Blackwater Strategic Advisors, a transaction development and strategic advisory firm. Prior to Blackwater, Mr. Patrick held leadership roles in corporate development in the beverage, grocery, energy and telecommunications sectors completing multiple transactions. Mr. Patrick holds an M.B.A. from the University of Connecticut, a B.B.A. in Finance from Connecticut State University and completed the Executive Development Program at the University of Pennsylvania’s Wharton School of Business. Mr. Patrick brings to the Board diversity and significant experience in corporate development, business turnarounds, financing and financial management both as a chief financial officer as well as other senior management positions.

Patricia D. Wellenbach was appointed to the Board in April 2018. She has been President and CEO of Philadelphia’s Please Touch Museum since November 2015. In such capacity, Ms. Wellenbach is responsible for management and oversight of one of the top 10 children’s museums in the country. The Museum employs 100 people and has a budget of $10.0 million. In addition, Ms. Wellenbach works closely with the Museum’s board of trustees and is a steward of a 100,000 square foot building on the National Historic Register. The building is owned by the City of Philadelphia, and as such Ms. Wellenbach works closely with city leaders on the preservation of this historic landmark building. From February 2013 to October 2015, Ms. Wellenbach was President and CEO of Green Tree School and Services, a non-residential school and behavioral health clinic for children with autism and severe emotional disturbances. In such capacity, Ms. Wellenbach oversaw a budget of $9.0 million, managed the construction of a new facility and negotiated contracts with two unions. The complexity of the medical and educational needs of the children required Ms. Wellenbach to have experience with a high level of regulatory and compliance issues. From October 2007 to January 2013, Ms. Wellenbach advised companies as President and CEO of Sandcastle Strategy Group, LLC. Ms. Wellenbach currently serves on the boards of Thomas Jefferson University (from July 2015) and the Philadelphia Mayor’s Cultural Advisory Board (from September 2016). Ms. Wellenbach previously was a member of the board of directors at the Reinvestment Fund, a CDFI fund that makes community impact investments in areas of work force development, charter schools, food access and other community needs, from March 2010 until December 2017. Ms. Wellenbach is also a member of the National Association of Corporate Directors, Women Corporate Directors, the Forum of Executive Women and the Pennsylvania Women’s Forum. Ms. Wellenbach holds a B.S. in Nursing from the Boston College School of Nursing and a certificate from the UCLA Anderson School of Management’s Healthcare Executive Program. Ms. Wellenbach brings to the Board significant experience in managing complex businesses in transition and restructuring, merger and acquisition experience both as a chief executive officer and as a board member and experience with risk, regulatory and compliance issues.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES RECOMMENDED BY THE BOARD FOR DIRECTOR.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table provides information concerning our current directors, each of whom has been nominated for election as a director at the Annual Meeting:

Name and Position with the Company	Age(1)	Director Since
Andrew Axelrod, Director	38	2019
Spencer E. Goldenberg, Director(2)(3)	38	2019
David Miller, Director(2)(3)	61	2019
Stephen J. Negrotti, Director(2)(4)	69	2018
Kevin D. Patrick, Director(4)(5)	60	2020
Joseph M. Redling, President, Chief Executive Officer and Director(5)	62	2018
Patricia D. Wellenbach(3)(4)(5)	63	2018
(1)	Age as of the Record Date.
(2)	Member of Audit Committee. Mr. Negrotti is chair of this committee.
(3)	Member of Compensation, Nominating and Governance Committee. Mr. Miller is chair of this committee.
(4)	Member of Conflicts Committee. Mr. Negrotti is chair of this committee.
(5)	Member of Trust and Compliance Committee. Mr. Patrick is chair of this committee.

Our Board has concluded that all of our directors other than Andrew Axelrod and Joseph M. Redling, and all of the members of our Audit Committee, Compensation, Nominating and Governance Committee and Conflicts Committee, are independent within the meaning of the NYSE listing standards.

The following table provides information concerning our executive officers:

Name and Position with the Company	Age(1)
Joseph M. Redling, President, Chief Executive Officer and Director	62
Jeffrey DiGiovanni, Senior Vice President and Chief Financial Officer	44
Austin K. So, Senior Vice President, Chief Legal Officer and Secretary	47
Tom Connolly, Senior Vice President of Business Planning and Operations	55
Robert Page, Senior Vice President of Funeral Homes and Special Projects	59
Lindsay Granson, Senior Vice President of Sales and Marketing	39
(1)	Age as of the Record Date.

A brief biography for each of our executive officers who do not also serve on the Board is set forth below:

Jeffrey DiGiovanni was appointed our Chief Financial Officer in September 2019 and had previously served as our Chief Accounting Officer since September 2018. From January 2012 until joining the Company in September 2018 as our Chief Accounting Officer, he was Managing Director at Pine Hill Group, a leading accounting and transaction advisory firm with offices in Philadelphia, New York City and Princeton, New Jersey, where he worked with clients to deliver services including readiness for initial public offerings, financial reporting including reporting to the SEC and technical accounting assistance on complex transactions. He holds a B.S. in Accounting and an M.S. in Financial Services from Saint Joseph’s University and is a Certified Public Accountant.

Austin K. So was appointed as our Senior Vice President, Chief Legal Officer and Secretary in July 2016. Prior to joining the Company, Mr. So was the Division General Counsel and Secretary of Heraeus Incorporated, a global manufacturing conglomerate, from 2012 to 2016. Leading a team of lawyers based in Germany, China and the U.S., Mr. So oversaw litigation, mergers and acquisitions, commercial transactions, government investigations, compliance, export control, trade law and other legal matters. From 2002 to 2012, Mr. So practiced both transactional law and litigation at corporate law firms in New York City. Mr. So received an A.B. from Harvard College and a J.D. from The University of Pennsylvania Law School.

Tom Connolly was appointed our Senior Vice President of Business Planning and Operations in September 2019. Prior to joining the Company, he served as Vice President, Business Operations for Brookstone, an omni channel business with mall, airport, ecommerce and wholesale divisions. Previously, Tom worked for Vestis Retail Group (Bob’s Stores, Eastern Mountain Sports and Sport Chalet) and EMS. Tom possesses a broad range of professional competencies, including: finance, strategic planning, analytics, marketing, ecommerce, wholesale, airport retail, merchandise planning, operations, real estate, store operations, organizational design and human resources. He earned a B.A. in Political Science from Haverford University.

Lindsay Granson was appointed our Senior Vice President of Sales & Marketing in January 2021. Prior to her current role, Ms. Granson was the National Vice President of Sales and Marketing beginning in June of 2018 after initially joining StoneMor as Vice President of Marketing in March of 2017. Prior to joining the Company, Ms. Granson was Vice President of Sales for Watercrest Senior Living Group, from 2016 to March 2017, and prior to that Ms. Granson spent her career in the Senior Living space in various leadership roles in both private and public sectors. She spent the majority of her Senior Living career working for Brookdale Senior Living and holds a B.A. in Elementary Education from Wright State University.

Robert Page was appointed our Senior Vice President of Funeral Homes and Special Projects in January of 2021. Prior to his current role, Mr. Page joined StoneMor in July of 2018 as the President of the Western Division. Prior to joining StoneMor, Mr. Page was Vice President, Operations Integration for Foundation Partners Group from 2016 to July 2018, and prior to that Mr. Page worked for several public and private deathcare consolidators in a variety of areas including acquisitions, financial systems, technology, sales, operations, process improvement, treasury, operational/financial reporting, and budgeting. Mr. Page holds a B.S. in Biology from Point Loma Nazarene College and an M.B.A. from the University of Redlands.

We are a “controlled company” within the meaning of the New York Stock Exchange listing standards. As a controlled company, we are not subject to the requirements under those listing standards that a majority of our directors and all of the members of our Compensation, Nominating and Governance Committee be independent. However, our Corporate Governance Guidelines do require that a majority of our directors, and the charter of our Compensation, Nominating and Governance Committee requires that all of its members, be independent within the meaning of those standards.

We are party to a Nomination and Director Voting Agreement dated as of September 17, 2018 (as amended on February 4, 2019 and June 27, 2019, the “DVA”) with Axar Capital Management, LP, certain funds and managed accounts for which it serves as investment manager and its general partner, Axar GP, LLC (collectively, the “Axar Entities”), GP Holdings and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (“ACII” and, collectively with GP Holdings, the “ACII Entities”). Under the DVA, the Axar Entities have the option to designate up to three nominees to our Board (or, if the number of directors is increased, at least three-sevenths of the whole number of directors). The number of directors the Axar Entities have the right to nominate is subject to reduction if they or their affiliates (collectively, the “Axar Group”) collectively beneficially own less than 15% of our outstanding common stock.

Any nominee submitted by the Axar Entities is subject to the Compensation, Nominating and Governance Committee’s reasonable determination that the nominee (i) is suitable to serve on the Board in accordance with the customary standards of suitability for directors of NYSE listed companies, (ii) is not prohibited from serving as a director pursuant to any rule or regulation of the SEC or the NYSE and (iii) is not an employee, manager or director of any entity engaged in the death care business. Pursuant to the terms of the DVA, the Axar Entities have designated Messrs. Axelrod, Miller and Goldenberg as nominees.

Our advance notice bylaws require that our stockholders desiring to nominate a candidate for election as a director or propose other business to be considered by the stockholders at our annual meeting must submit a notice to us not later than 90 days prior to the first anniversary of the prior year’s annual meeting of stockholders, subject to certain exceptions.  Because the 2021 Annual Meeting will be held more than 30 days prior to the first anniversary of the 2020 Annual Meeting, any such notice was required to be submitted no earlier than March 29, 2021 and no later than April 28, 2021.  No such proposals were timely submitted.

Any such notice of a nomination of a candidate for election as a director must set forth:

•	all information relating to the proposed nominee as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;
•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the previous three years, and any other material relationships, between or among each stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
•

attaching (A) a completed director nominee questionnaire in the form we require (which form the stockholder providing notice shall request from our Secretary and which we shall provide within ten (10) days of such request) and (B) a completed and signed written representation and agreement, in the form we require (which form the stockholder providing notice shall request from our Secretary and which we shall provide within ten (10) days of such request), that the proposed nominee:(i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as one of our directors, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as one of our directors, with the proposed nominee’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as one of our directors that has not been disclosed to us; (iii) would be in compliance, if elected as one of our directors, and will comply with, applicable law, applicable rules of the New York Stock Exchange and all or our applicable publicly disclosed corporate governance, conflict of interest, corporate opportunity, confidentiality and stock ownership and trading policies and guidelines; (iv) will tender, promptly following such proposed nominee’s election or reelection, an irrevocable resignation effective upon such proposed nominee’s failure to receive the required vote for re-election at the next meeting at which such proposed nominee would face re-election and upon acceptance of such resignation by the Board, in accordance with the Board of Director’s policies or guidelines on Director elections and (v) intends to serve a full term if elected as one of our directors.

Any such notice of any other business that the stockholder proposes to bring before the meeting must set forth:

•	a brief description of the business desired to be brought before the meeting;
•	the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and
•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment).

In addition, any such notice of either a director nomination or proposal to bring other business before the meeting must include the following information as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made;
•	the class and number of shares of our common stock that are owned beneficially and held of record by such stockholder and such beneficial owner;
•	the investment strategy or objective, if any, of such stockholder and certain specified associates who are not individuals;
•

the disclosure of any short positions or other derivative positions relating to the shares of our common stock held by such stockholder and such beneficial owner, such information to include, and be updated to reflect any material change in, such positions from the period beginning six (6) months prior to the nomination through the time of the annual meeting;

•	a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and such beneficial owner has a right to vote any shares of any of our securities;
•

a representation that such stockholder is a holder of record of our stock entitled to vote at such meeting, will continue to be a holder of record of stock entitled to vote at such meeting through the date of the meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

•

a representation as to whether such stockholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of our outstanding stock required to approve or adopt the proposal or to elect each such nominee; and

•

a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable).

Board Meetings and Executive Sessions, Communications with Directors and Board Committees

In fiscal year 2020, the Board held 11 meetings. Each director then in office attended at least 75% of these meetings and the meetings of the committees of the Board on which such director served, either in person or by teleconference.

The Board holds regular executive sessions, in which non-management board members meet without any members of management present.  Mr. Axelrod, Chairman of the Board, presides at regular sessions of the non-management members of the Board.  In addition, our independent directors, excluding any non-management directors who are not independent, also meet at least annually.

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of the Board, the Chairman of the Board, or any other director in particular to:

StoneMor Inc.
3331 Street Road, Suite 200
Bensalem, Pennsylvania 19020

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.  Our Senior Vice President and Chief Legal Officer will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by the Board.  To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to one of our executive officers, then our Senior Vice President and Chief Legal Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.  The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

The Board has an Audit Committee, a Trust and Compliance Committee, a Compensation, Nominating and Governance Committee (the “Compensation Committee”) and a Conflicts Committee. The Board appoints the members of such committees.  The members of the committees and a brief description of the functions performed by each committee are set forth below.

Audit Committee

The current members of the Audit Committee are Messrs. Goldenberg, Miller and Negrotti (Chair).  The primary responsibilities of the Audit Committee are to assist the Board in its general oversight of our financial reporting, internal controls and audit functions, and it is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors.  The Audit Committee’s charter is posted on our website at www.stonemor.com under the “Corporate Governance” section of our “Investors” webpage. Information on our website does not constitute a part of this Proxy Statement.

All current committee members qualify as "independent" under applicable standards established by the SEC and the NYSE for members of audit committees.  In addition, Mr. Negrotti has been determined by the Board to meet the qualifications of an "audit committee financial expert", having the necessary accounting or related financial management expertise, in accordance with the standards established by the SEC and NYSE.  The "audit committee financial expert" designation is a disclosure requirement of the SEC related to Mr. Negrotti's experience and understanding with respect to certain accounting and auditing matters.  The designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on Mr. Negrotti as a member of the Audit Committee and the Board, and it does not affect the duties, obligations or liabilities of any other member of the Board.

Trust and Compliance Committee

The current members of the Trust and Compliance Committee are Messrs. Patrick (Chair) and Redling and Ms. Wellenbach.  The primary responsibilities of the Trust and Compliance Committee are to assist the Board in fulfilling its responsibility in the oversight management of merchandise trusts and perpetual care trusts (collectively, the "Trusts") and to review and recommend an investment policy for the Trusts, including (i) asset allocation, (ii) acceptable risk levels, (iii) total return or income objectives, (iv) investment guidelines relating to eligible investments, diversification and concentration restrictions and (v) performance objectives for specific managers or other investments.  The Trust and Compliance Committee also oversees matters of non-financial compliance, including our overall compliance with applicable legal and regulatory requirements.

Compensation, Nominating and Governance Committee

The current members of the Compensation Committee are Messrs. Goldenberg and Miller (Chair) and Ms. Wellenbach.  The primary responsibilities of the Compensation Committee are to oversee compensation decisions for our non-management directors and executive, as well as our long-term incentive plan and to select and recommend nominees for election to the Board.  The Compensation Committee’s charter is posted on our website at www.stonemor.com under the “Corporate Governance” section of our “Investors” webpage.  Information on our website does not constitute a part of this Proxy Statement.

Our Compensation Committee, consisting solely of independent directors as defined by the listing requirements of the New York Stock Exchange (“NYSE”), is responsible for reviewing with our Board, on at least an annual basis, the requisite skills and characteristics of potential nominees for election as directors.  This assessment includes nominees’ qualification as independent, as well as consideration of individual director performance, expertise, experience, qualifications, attributes, skills and willingness to serve actively.  Nominees for directorship are selected by our Compensation Committee and approved by our Board in accordance with such policies and principles as our Board may promulgate after considering the recommendation of our Compensation Committee.

Our Compensation Committee assists the Board by identifying individuals qualified to serve as directors, and to select, or recommend that the Board select, the director nominees for election or appointment (including any such nominees to fill any vacancy on the Board).  In the event that a vacancy on the Board arises, either as a result of an increase in the size of the Board or as a result of the departure of a director, the Compensation Committee will seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders.  To identify such a nominee, the Compensation Committee solicits recommendations from existing directors and senior management.  These recommendations shall be considered by the Compensation Committee along with any recommendations that have been received from stockholders as discussed below.  The Compensation Committee may, in its discretion, retain a search firm to provide additional candidates. Prior to recommending to the Board that a person be elected to fill a vacancy on the Board, the Compensation Committee will consider and review the candidate’s relevant skills, qualifications and experience; independence; business judgment; service on boards of directors of other companies; personal and professional integrity, including commitment to the Company’s core values; openness and ability to work as part of a team; willingness to commit the required time to serve as a Board member; and familiarity with the Company and its industry.

The Compensation Committee will treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures described in this proxy statement under “Other Information – Stockholder Proposals for Next Annual Meeting” and beginning on page 40 of this proxy statement.

Conflicts Committee

The Board established the Conflicts Committee as a standing committee in March 2021.  The current members of the Conflicts Committee are Ms. Wellenbach and Messrs. Negrotti (Chair) and Patrick. Each member of the Conflicts Committee must qualify as “independent” under applicable standards established by the NYSE, and no member may be a designee of Axar under the DVA discussed above.  The primary responsibility of the Conflicts Committee is to review matters that may involve potential conflicts of interest including, without limitation, any proposed transaction or arrangement between the Company and Axar.

Board Leadership Structure and Role in Risk Oversight

Our Board has no formal policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Currently, these offices are separate, and each role is held by a different individual.  The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer and during times of transition.

Our Board oversees risk management in a number of ways.  Our Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties.  Similarly, our Compensation Committee considers risk management when setting the compensation policies and programs for our executive officers and other employees.  Our full Board considers various risk-related items periodically, including risks related to services, products and employees, as well as the impact on us of public health issues such as the coronavirus (COVID-19).  Our Board also considers our efforts to manage such risks through safety measures, insurance or self-insurance.

Corporate Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics which is applicable to all of our directors, officers and employees, including our principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Code of Business Conduct and Ethics incorporates guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations.  If any amendments are made to the Code of Business Conduct and Ethics or if we grant any waiver, including any implicit waiver, from a provision of the code to any of our financial managers, we will disclose the nature of such amendment or waiver on our website (www.stonemor.com) or in a current report on Form 8-K.  We have also adopted Corporate Governance Guidelines which, together with the Code of Business Conduct and Ethics and our bylaws, constitute the framework for our corporate governance.

Under our Corporate Governance Guidelines, our directors are encouraged to attend our annual meetings of stockholders, and all of our directors attended our 2020 Annual Meeting.

The Code of Business Conduct and Ethics and the Corporate Governance Guidelines are publicly available on our website at www.stonemor.com under the “Corporate Governance” section of our “Investors” webpage. Information on our website does not constitute a part of this Proxy Statement.

Prohibition Against Hedging, Pledging and Other Transactions

Our Policy on Insider Trading provides that no “covered person” (as defined in the policy), which includes all of our directors and executive officers, may: (i) sell our common stock short; (ii) effect transactions in puts, calls or other derivative securities with respect to our common stock on an exchange or any organized market; (iii) hold our common stock in a margin account; (iv) pledge our common stock as collateral for a loan or (v) enter into any hedging or monetization transaction or similar arrangement with respect to our common stock.

Delinquent Section 16(a) Reports

Per the Securities and Exchange Act (as amended, the “Exchange Act”), Section 16(a) (“Section 16(a)”), directors, executive officers and beneficial owners of more than 10% of common units, if any, are required to file reports of ownership and reports of changes in ownership with the SEC. Our directors of the Board, executive officers and beneficial owners of more than 10% of our common shares are also required to furnish us with copies of all such reports that are filed. Based solely on our review of copies of such forms and amendments and on written representations from Section 16(a) reporting individuals, we believe that all of the directors of our Board, executive officers and beneficial owners of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a) during the year ended December 31, 2020, except that:

•

One Form 4 was not timely filed for Joseph M. Redling to report one deemed sale of shares to the Company on April 20, 2020 in connection with the withholding of shares in satisfaction of his tax withholding obligations; and

•	One Form 4 was not timely filed for Spencer Goldenberg to report one award of restricted phantom shares in connection with the July 2020 board meeting.

RELATED PARTY TRANSACTIONS

As set forth in the Audit Committee charter, it is our policy that we will not enter into any transaction that would need to be disclosed as a related party transaction unless the Audit Committee or another independent body of the Board first reviewed and approved the transaction.  In March 2021 our Board established and approved a charter for the Conflicts Committee which delegates to the Conflicts Committee the responsibility for reviewing and, as it determines appropriate, rejecting or approving or recommending to the Board that it approve such transactions.

As of the Record Date, Axar beneficially owned 75.1% of our outstanding common stock, which constitutes a majority of our outstanding common stock.  As a result, we are a “controlled company” within the meaning of NYSE corporate governance standards. For discussion on certain risks and uncertainties attributable to us being a controlled company, see Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2020.

In January 2020, the Company’s trusts completed the purchase of a $30 million participation in a new $70 million debt facility issued by Payless Holdings LLC (“Payless”). Funds and accounts affiliated with Axar also invested $20 million in this facility. The investment was initially proposed by the Chairman of the Board, Mr. Axelrod. The investment was reviewed and approved in December 2019 in accordance with the Partnership’s governance policies in place at that time. At the time of the investment, the funds and accounts affiliated with Axar owned approximately 30% of the equity of Payless, and Mr. Axelrod serves on Payless’ board of directors. The Company’s investment in Payless represented approximately 4% of the total fair market value of the Company’s trust assets when the investment was made.

On April 1, 2020, we entered into a letter agreement (the “Axar Commitment”) with Axar pursuant to which Axar committed to (a) purchase shares of our Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of our common stock, $0.01 par value per share and (c) purchase any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. We did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.

On April 3, 2020, as contemplated by the Axar Commitment, we and Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC –Series E (the “2020 Purchasers”) entered into a Series A Preferred Stock Purchase Agreement (the “2020 Preferred Purchase Agreement”) pursuant to which we sold 176 shares of our Series A Preferred Stock, par value $0.01 per share, for a cash price of $50,000 per share, an aggregate of $8.8 million. The 2020 Purchasers are funds or accounts managed by Axar.

On May 27, 2020, we entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) with Axar, the accounts managed by Axar set forth on Schedule B thereto and one or more accounts managed by Axar to be designated by it (collectively, the “Purchasers”) pursuant to which we agreed to sell an aggregate of 23,287,672 shares of our Common Stock, par value $0.01 per share to the Purchasers at a price of $0.73 per share, an aggregate of $17.0 million. Because our common stock had been trading at a price less than the $0.73 subscription price for the rights offering described above and that under similar circumstances our previous rights offering received only 10% participation, our Board of Directors determined and Axar agreed in the Common Stock Purchase Agreement to amend the Axar Commitment to provide for a direct purchase of the 23,287,672 shares of common stock and avoid the expense of proceeding with the rights offering while obtaining the same per share and aggregate purchase price contemplated by the Axar Commitment.

On June 19, 2020, we completed the sale of the aggregate of 23,287,672 shares of our Common Stock (the “New Common Shares”) as contemplated by the Common Stock Purchase Agreement. We issued and sold to the Purchasers, and the Purchasers acquired and purchased from us, (a) 12,054,795 New Common Shares in exchange for the surrender of 176 shares of Preferred Shares purchased on April 3, 2020, with a stated value of $8.8 million (an exchange ratio of 68,493.15 New Common Shares for each share of Series A Preferred Stock surrendered), and (b) 11,232,877 New Common Shares for a cash purchase price of $0.73 per share, an aggregate of $8.2 million. We offered and sold the New Common Shares in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. We relied on this exemption from registration based in part on representations made by the Purchasers in the Purchase Agreement.

On May 27, 2020, we announced that we had received an unsolicited proposal letter (the “Proposal”), dated May 24, 2020, from Axar proposing to acquire all of our outstanding shares of common stock not owned by Axar or its affiliates for $0.67 per share in cash, subject to certain conditions. On May 26, 2020, our Board of Directors formed a special committee (the “Special Committee”) consisting of independent directors to consider and evaluate the transaction contemplated by the Proposal. The Special Committee retained independent legal and financial advisors to assist in its review and evaluation of the proposed transaction and had been authorized by the Board to reject the proposed transaction or to recommend that the Board of Directors approve the terms of the proposed transaction. On June 16, 2020, we announced that the Special Committee sent a letter to Axar informing it that, after reviewing the Proposal, it had rejected the price proposed by Axar as inadequate. On July 31, 2020, we announced that the Special Committee had received an amended proposal (the “Amended Proposal”) from Axar proposing to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates for $0.80 per share in cash, subject to certain conditions. The key terms of the Amended Proposal were set forth in a letter dated July 28, 2020. On September 8, 2020, we announced that Axar, after determining that it would not be able to reach an agreement with the Special Committee on terms that would be satisfactory to Axar, had withdrawn its proposal to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates.

On February 1, 2021, Cornerstone Trust Management Services LLC (“Cornerstone”), a wholly-owned subsidiary of the Company, entered into a Subadvisor Agreement (the “Agreement”) with Axar. At the time, Axar owned approximately 70.5% of the Company’s outstanding common stock, and the sole member of its general partner is Mr. Axelrod, who serves as the Chairman of the Board. In connection with the execution of the Agreement, Mr. Axelrod resigned as a member of the Trust and Compliance Committee of the Board.

Pursuant to the charter of the Trust Committee, the retention of Axar as a subadvisor and the Agreement were first reviewed and approved by the Trust Committee, subject to the condition that the retention of Axar and the Agreement also be approved by a Board committee comprised exclusively of independent directors. Given the Axar relationship, the Board appointed a special committee to review the retention of Axar and the Agreement, which subsequently also approved the retention of Axar and the terms of the Agreement. Both the Trust Committee and the special committee concluded that Axar had the appropriate experience and performance record that would assist Cornerstone in performing its investment advisory obligations for the Company, that the retention of Axar would provide back-office operational efficiencies to Cornerstone and that the financial terms were at least as favorable to Cornerstone as the terms that would be available from other unaffiliated subadvisors, if not more favorable.

Under the terms of the Agreement, Axar agreed to provide the following services with respect to the assets held in the Company’s merchandise and perpetual care trust (the “Trusts”) and certain pooled investment vehicles administered by the trustee of the Trusts (the “Trustee”) in which certain of the Trusts participate or invest (collectively, the “Investment Assets”):

•

Advise Cornerstone with respect to the allocation and investment of the Investment Assets on a non-discretionary basis, including providing advice concerning portfolio allocation among investment strategies;

•	Oversee other subcontractors or external managers engaged by Cornerstone to provide advice with respect to the Investment Assets;
•	Provide quarterly investment performance reports to and meet on a quarterly basis with the Trust Committee;
•	As requested by Cornerstone from time to time, perform the tasks and responsibilities delegated by the Trust Committee to Cornerstone under the Company’s investment policy statement; and
•

As requested by Cornerstone, assist Cornerstone in performing its duties by providing general back office and administrative support to Cornerstone and, at Cornerstone’s reasonable request, the Trustee.

Under the Agreement, Axar will be entitled to a quarterly fee equal to 0.0125% of the value of the Investment Assets through December 31, 2021 and, thereafter, a quarterly fee equal to 0.025% of the value of the Investment Assets.  In each case, the value of the Investment Assets will be determined by the Trustee. The Agreement also includes customary confidentiality and indemnification provisions.

The initial term of the Agreement is through December 31, 2021 and it automatically renews for an unlimited number of one-year terms thereafter, provided that either party may terminate the Agreement on 90 days’ prior written notice.

On April 13, 2021, the Axar Entities, the ACII Entities and the Company entered into a letter agreement pursuant to which the Axar Entities were permitted to acquire some or all of the shares of our Common Stock held by ACII and its affiliates in a single privately negotiated transaction and not in the open market.  The terms of the waiver were approved by the Conflicts Committee.  The waiver was subject to the following conditions:

•	any such purchase be consummated on or before May 31, 2021;
•

the Company, the Axar Entities and the ACII Entities have entered into a further amendment to the DVA to clarify that the standstill period applicable to the Axar Entities will expire on December 31, 2023;

•

Axar will vote or direct the voting of all shares of the Company’s Common Stock it beneficially owns in favor of the amendments to our Certificate of Incorporation (the “Charter”) set forth in Proposal 4; and

•

pending the effectiveness of such amendments to the Charter, Axar would not vote or direct the voting of any shares of our Common Stock in favor of any proposal to which the supermajority provisions described in Proposal 4 are applicable unless such proposal has been approved by our Board of Directors and its Conflicts Committee.

As contemplated by the Waiver, on April 13, 2021, the Company, the Axar Entities and the ACII Entities also entered into the Fifth Amendment to the DVA pursuant to which the parties clarified that the standstill period applicable to the Axar Entities thereunder would expire on December 31, 2023.

Parents of Smaller Reporting Companies

As a smaller reporting company, we are required to list all “parents” of the Company showing the basis of control and, as to each such parent, the percentage of voting securities owned or other basis of control by its immediate parent. For this purpose, a “parent” is an affiliate that, directly or indirectly through one or more intermediaries, controls an entity. The only person that we believe is or may be deemed to be a “parent” of the Company is Axar Capital Management, LP based on (i) its ownership of 88,633,045, or approximately 75.1%, of our outstanding common stock and (ii) the fact that Andrew M. Axelrod, the Chairman of our Board, is the sole member of the general partner of Axar Capital Management, LP.

PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP

Grant Thornton LLP served as our independent registered public accounting firm and conducted the audit of our consolidated financial statements for each of the fiscal years ended December 31, 2018, 2019 and 2020. The Audit Committee has approved the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2021. You are being asked to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

A representative of Grant Thornton LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by applicable law or other governing documents. Nonetheless, the audit committee is submitting the appointment of Grant Thornton LLP to the stockholders as a matter of good practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP; provided, however, the audit committee retains the right to continue to engage Grant Thornton LLP. Even if the appointment is ratified, the audit committee may, in its discretion, direct the engagement of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

Principal Accountant Fees and Services

The aggregate fees paid or accrued for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements for fiscal years ended December 31, 2020 and 2019 were $1,963,910 and $2,094,378 and consisted entirely of audit fees.

The category of “audit fees” includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the Securities and Exchange Commission (the “SEC”) such as the issuance of comfort letters and consents for our various registration statements.

All above audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

REPORT OF OUR AUDIT COMMITTEE

Our Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board. The current members of the Audit Committee are Messrs. Goldenberg, Miller and Negrotti. All current committee members qualify as "independent" under applicable standards established by the SEC and the NYSE for members of audit committees.

Management is responsible for our financial reporting process, including the preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principles, maintaining effective internal control over financial reporting, and our assessment of effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. Our Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its oversight of our financial statements, our Audit Committee reviewed and discussed both with management and the independent registered public accounting firm our quarterly and audited annual financial statements, including a review of our Annual Report on Form 10-K. Our Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by our independent registered public accounting firm. Our Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

Our Audit Committee has also received the written disclosures from Grant Thornton LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, and our Audit Committee has discussed the independence of Grant Thornton LLP with that firm. Our Audit Committee has implemented a procedure to monitor the independence of our independent registered public accounting firm.

Based upon our Audit Committee’s discussion with management and Grant Thornton LLP and the report of Grant Thornton LLP to our Audit Committee, our Audit Committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC.

AUDIT COMMITTEE

Stephen J. Negrotti, Chairman

Spencer E. Goldenberg

David Miller

PROPOSAL THREE – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Compensation Process

Our business is managed by the directors, officers and employees of StoneMor Inc. The Compensation Committee is responsible for determining compensation of executive officers and outside directors and for overseeing all executive officer compensation programs, plans and policies, including those involving the issuance of equity securities.

Objectives and Overview of Our Compensation Programs

Our compensation programs are designed by the board and Compensation Committee to attract, motivate and retain high quality executive officers who will advance our overall business strategies and goals to create and return value to our stockholders. Our business goals are to increase our revenues, profits and cash distributions from existing operations, facilitate our growth through acquisitions, promote a cohesive team effort and provide a workplace environment that fosters compliance with the laws and regulations applicable to our business. We believe that an effective executive compensation program should maximize the value of our stockholders’ investment by aligning the interests of our executive officers with the interests of our stockholders. We also believe that such program should provide competitive total compensation at a reasonable cost.

Our compensation programs include short-term elements, such as annual base salaries and cash bonuses, as well as longer term elements such as equity based awards. Some of our executive officers may also receive health, disability and life insurance benefits and automobile allowances, and are entitled to defer a portion of their compensation pursuant to our 401(k) retirement plan. We do not match any contributions under that plan. We have no formula for allocating between long or short-term compensation, cash or non-cash compensation, or among different forms of non-cash compensation, all of which allocations are determined at the discretion of the Compensation Committee.

Role of the Board, the Compensation Committee and Management

The board appointed the Compensation Committee to assist the board in discharging its responsibilities relating to compensation matters, including compensation of directors and executive officers. The Compensation Committee is responsible for reviewing, evaluating and approving agreements, plans, policies and programs utilized to compensate the officers, directors and employees.

Compensation decisions for individual executive officers are the result of the subjective analysis of a number of factors, including the executive officer’s experience, skills and tenure with us as well as the input (except in case of the Chief Executive Officer’s compensation) of our Chief Executive Officer. In making individual compensation decisions, the Compensation Committee relies on the judgment and experience of its members as well as information that is reasonably available to committee members, including, but not limited to, comparable company data.

The Compensation Committee considers the amount of each executive officer’s current compensation as a base against which it determines as to whether increases are appropriate in order to provide continuing performance incentives. In addition, the Compensation Committee evaluates the compensation that would be appropriate to attract and retain executive officers in light of the competition. The Compensation Committee considers the impact of accounting and tax treatments to us and the recipients in determining executive officers’ compensation.

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to the individuals listed in the table below, collectively referred to as our “named executive officers” or “NEOs,” for all services rendered in all capacities to us during the years noted:

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Joseph M. Redling	2020	632,692	1,050,000	534,375	154,218	—	2,371,285
President and Chief Executive Officer	2019	700,000	700,000	1,036,088	857,173	796	3,294,057
Jeffrey DiGiovanni	2020	333,173	262,500	96,615	27,883	—	720,171
Senior Vice President and Chief Financial Officer	2019	275,000	175,000	191,500	154,291	—	795,791
Austin K. So	2020	356,971	281,250	96,615	27,883		762,719
Senior Vice President, Chief Legal Officer and Secretary	2019	375,000	187,500	344,700	154,291	—	1,061,491
(1)

Represents bonus amounts earned with respect to the applicable year except as otherwise indicated. Bonuses are granted as cash awards under the 2019 Plan based on the bonus opportunity in each NEO’s employment agreement (100% for Mr. Redling and 50% for Messrs. DiGiovanni and So). For 2020, the Compensation Committee established an adjusted EBITDA target calculated to include gross commissionable sales and exclude realized and unrealized gains and losses in the Company’s merchandise and perpetual care trusts, among other adjustments. Bonuses were payable at 50%, 100% and 150% of the applicable bonus opportunity if the Company achieved at least 90% but less than 100%, 100%-115% or more than 115%, respectively, of the target. The Compensation Committee determined that the Company achieved more than 115% of the 2020 target and approved bonuses at 150% of the applicable bonus targets for 2020.

(2)

Represents the aggregate grant date fair value of stock awards in accordance with ASC 718. In 2019, Messrs. DiGiovanni, Redling and So received TVUs and PVUs under the 2019 Plan with aggregate grant date fair values of $191,500, $1,036,088 and $344,700, respectively, if the target conditions were met in each of the three vesting periods. The values of these awards would be $222,347, $1,554,321 and $437,240, respectively, if the maximum conditions were met in each of the three vesting periods. The calculation of the aggregate grant date fair value of the stock awards assumes performance conditions for the PVUs were met on the grant date of the stock awards.

(3)	Represents the aggregate grant date fair value of option awards in accordance with ASC 718.
(4)	All other compensation in 2019 for Mr. Redling consisted of transportation of $620 and airfare of $176.

Outstanding Equity Awards at December 31, 2020

The following table sets forth information with respect to outstanding equity awards at December 31, 2020 for our named executive officers:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price $	Option Expiration Date	Number of Unearned Shares of Stock That Have Not Vested (#)	Market Value of Unearned Shares of Stock That Have Not Vested ($) (1)
Joseph M. Redling	833,333	1,666,667	1.20	12/18/2029	328,125	862,969
	—	312,500	1.71	12/3/2030	312,500	821,875
Jeffrey DiGiovanni	150,000	300,000	1.20	12/18/2029	—	—
	—	56,500	1.71	12/3/2030	56,500	148,595
Austin K. So	150,000	300,000	1.20	12/18/2029	—	—
	—	56,500	1.71	12/3/2030	56,500	148,595
(1)	The market value of these outstanding awards have been computed by multiplying the closing price of our common stock on December 31, 2020 by the number of unvested shares.

Agreements with Named Executive Officers

The following is a summary of certain material provisions of agreements between the Company and our named executive officers.

Joseph M. Redling

Joseph M. Redling and the Company are parties to an employment agreement dated June 29, 2018 pursuant to which Mr. Redling serves as the Chief Executive Officer and Senior Vice President of the Company. Mr. Redling’s initial base salary under the agreement is $700,000 per year, which base salary is subject to annual review by the Board. Any decrease in base salary will be made only to the extent we contemporaneously and proportionately decreases the base salaries of all of the Company’s senior executives.

The agreement provides that Mr. Redling is eligible to receive an annual incentive cash bonus with respect to each calendar year of the Company, provided that he will not be eligible to receive such bonus if he is not employed on the last day of the calendar year to which such bonus relates. The target amount of the cash bonus is 100% of his base salary with respect to the applicable calendar year and is to be based on specific individual and company performance goals established by the Compensation Committee and as described in his employment agreement.

The agreement also provided that Mr. Redling was entitled to receive an initial grant of restricted common units in the Partnership of 750,000 units. Such restricted common units will vest, if at all, in equal quarterly installments over the four year period following the date of grant and will have rights to distributions consistent with fully vested common units in the Partnership. The grant of such restricted common units was made on July 18, 2018, and is subject to such other terms and conditions as are set forth in the Executive Restricted Unit Agreement entered into between Mr. Redling and the Company at the time of grant. In accordance with the terms of the Merger Agreement, Mr. Redling’s restricted common units that had vested as of the effective date of the C-Corporation Conversion were converted into common shares, while his unvested restricted common units were converted into restricted common shares and remain subject to the same vesting schedule.

Under the agreement, Mr. Redling is also entitled to participate in the 2019 Plan to the extent that the Company offers the 2019 Plan to all senior executives of the Company. Mr. Redling’s participation in the 2019 Plan, if offered by the Company, shall be in an annual amount equal to 150% of his base salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Executive Committee of the Board, in consultation with the Compensation Committee.

If Mr. Redling’s employment is terminated for any reason, Mr. Redling will be entitled to receive the following: (i) any base salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which Mr. Redling is entitled to be reimbursed pursuant to the agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company; (v) any bonus or other incentive (or portion thereof) for any preceding completed calendar year that has been awarded by the Company to Mr. Redling, but has not been received by him prior to the date of termination; (vi) accrued but unused vacation, to the extent Mr. Redling is eligible in accordance with the Company’s policies and (vii) any other payment or benefit (other than severance benefits) to which Mr. Redling may be entitled under the applicable terms of any written plan, program, policy, agreement, or corporate governance document of the Company or any of their successors or assigns.

If Mr. Redling’s employment is terminated by the Company without “Cause” and not for death or “Disability” or by Mr. Redling for "Good Reason" (as such terms are defined in the agreement), and provided that Mr. Redling enters into a release as provided for in the agreement, Mr. Redling would be entitled to receive, in addition to the benefits described in the preceding paragraph, the following: (i) payment of 1.5 times his base salary for a period of 12 months following the effective date of his termination, to be paid in equal installments in accordance with the normal payroll practices of the Company, commencing on the 60th day following the date of termination, with the first payment including any amounts not yet paid between the date of termination and the date of the first payment and (ii) a pro-rata cash bonus for the calendar year in which such termination occurs, if any, determined by the Company (subject to certain the restrictions as set forth above), which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the date of termination occurs.

In the event of a “Change in Control” (as such term is defined in the agreement), all outstanding equity interests granted to Mr. Redling that are subject to time-based vesting provisions and that are not fully vested shall become fully vested as of the date of such Change in Control. The agreement also includes customary covenants running during Mr. Redling’s employment and for 12 months thereafter prohibiting Mr. Redling from directly or indirectly competing with the Company and from solicitation of employees, directors, officers, associates, consultants, agents or independent contractors, customers, suppliers, vendors and others having business relationships with the Company. The agreement also contains provisions relating to protection of the Company’s property, its confidential information and ownership of intellectual property as well as various other covenants and provisions customary for an agreement of this nature.

Jeffrey DiGiovanni

Jeffrey DiGiovanni and the Company are parties to an employment agreement dated September 19, 2019, pursuant to which Mr. DiGiovanni serves as the Chief Financial Officer and Senior Vice President of the Company. Mr. DiGiovanni’s initial base salary under the agreement is $350,000 per year, which base salary is subject to annual review by the Board. Any decrease in base salary will be made only to the extent the Company contemporaneously and proportionately decreases the base salaries of all of its senior executives.

The agreement provides that Mr. DiGiovanni is eligible to receive an annual incentive cash bonus with respect to each fiscal year of the Company, provided, except for certain qualifying terminations of employment, that he will not be eligible to receive such bonus if he is not employed on the last day of the fiscal year to which such bonus relates. The target amount of the cash bonus is 50% of his base salary.

Under the agreement, Mr. DiGiovanni is also entitled to participate in the 2019 Plan to the extent that the Company offers the 2019 Plan to all senior executives of the Company. Mr. DiGiovanni’s participation in the 2019 Plan, if offered by the Company, shall be in an annual amount equal to 50% of his base salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Compensation Committee. To the extent Mr. DiGiovanni’s employment terminates on account of “Retirement” (as such term is defined in the agreement) during a performance period applicable to a particular 2019 Plan grant, the portion of such 2019 Plan grant that is subject to performance goals shall be earned pro-rata based on actual performance and the number of months that Mr. DiGiovanni was employed by the Company during the performance period. To be eligible for a pro-rated portion of the 2019 Plan grant in the event of a retirement, Mr. DiGiovanni must execute a release substantially in the form attached to his agreement.

If Mr. DiGiovanni’s employment is terminated by the Company for “Cause” or by Mr. DiGiovanni without “Good Reason” or in the event of Mr. DiGiovanni’s death or “Disability” (as such terms are defined in the agreement), Mr. DiGiovanni will be entitled to receive the following: (i) any base salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which Mr. DiGiovanni is entitled to be reimbursed pursuant to the agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company; (v) any bonus or other incentive (or portion thereof) for any preceding completed fiscal year that has been awarded by the Company to Mr. DiGiovanni, but has not been received by him prior to the date of termination; and (vi) accrued but unused vacation, to the extent Mr. DiGiovanni is eligible in accordance with the Company’s policies.

If Mr. DiGiovanni’s employment is terminated by the Company without “Cause” or by Mr. DiGiovanni for “Good Reason” (as such terms are defined in the agreement), and provided that Mr. DiGiovanni enters into a release as provided for in the agreement, Mr. DiGiovanni would be entitled to receive, in addition to the benefits described in the preceding paragraph, the following: (i) payment of his base salary for a period of 12 months following the effective date of his termination, to be paid in equal installments in accordance with the normal payroll practices of the Company, commencing on the Company’s first payroll date following the expiration of the release revocation period, with the first payment including any amounts not yet paid between the date of termination and the date of the first payment and (ii) a pro-rata cash bonus for the fiscal year in which such termination occurs, if any, determined by the Company (subject to certain the restrictions as set forth above), which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which the date of termination occurs.

In the event of a “Change in Control” (as such term is defined in the agreement), all outstanding equity interests granted to Mr. DiGiovanni that are subject to time-based vesting provisions and that are not fully vested shall become fully vested as of the date of such Change in Control. The agreement also includes customary covenants running during Mr. DiGiovanni’s employment and for 12 months thereafter prohibiting Mr. DiGiovanni from directly or indirectly competing with the Company and from solicitation of employees, directors, officers, associates, consultants, agents or independent contractors, customers, suppliers, vendors and others having business relationships with the Company. The agreement also contains provisions relating to protection of the Company’s property, its confidential information and ownership of intellectual property as well as various other covenants and provisions customary for an agreement of this nature.

Austin K. So

Austin K. So and the Company are parties to an employment agreement dated June 15, 2018 pursuant to which Mr. So serves as Senior Vice President, Chief Legal Officer and Secretary of the Company. Mr. So’s base salary under the agreement is $375,000 per year, which base salary is subject to annual review by the Board. Any decrease in base salary will be made only to the extent the Company contemporaneously and proportionately decreases the base salaries of all of its senior executives.

The agreement provides that Mr. So is eligible to receive an annual incentive cash bonus with respect to each fiscal year of the Company, provided that, except for certain qualifying terminations of employment, he will not be eligible to receive such bonus if he is not employed on the last day of the fiscal year to which such bonus relate. The amount of the cash bonus will be targeted at 50% of his base salary with respect to the applicable fiscal year.

Under the agreement, Mr. So is also entitled to participate in the 2019 Plan to the extent that the Company offers the 2019 Plan to all senior executives of the Company. Mr. So’s participation in the 2019 Plan, if offered by the Company, shall be in an annual amount equal to 50% of his base salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Compensation Committee. To the extent Mr. So’s employment terminates on account of "Retirement" (as such term is defined in the agreement) during a performance period applicable to a particular 2019 Plan grant, the portion of such 2019 Plan grant that is subject to performance goals shall be earned pro-rata based on actual performance and the number of months that Mr. So was employed by the Company during the performance period. To be eligible for a pro-rated portion of the 2019 Plan grant in the event of a retirement, Mr. So must execute a release substantially in the form attached to his agreement.

If Mr. So’s employment is terminated by the Company for "Cause" or by Mr. So without "Good Reason" or in the event of Mr. So’s death or "Disability" (as such terms are defined in the agreement), Mr. So will be entitled to receive the following: (i) any base salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which Mr. So is entitled to be reimbursed pursuant to the agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company; (v) any bonus or other incentive (or portion thereof) for any preceding completed fiscal year that has been awarded by the Company to Mr. So, but has not been received by him prior to the date of termination; and (vi) accrued but unused vacation, to the extent Mr. So is eligible in accordance with the Company’s policies.

If Mr. So’s employment is terminated by the Company without "Cause" or by Mr. So for "Good Reason" (as such terms are defined in the agreement), and provided that Mr. So enters into a release as provided for in the agreement, Mr. So would be entitled to receive, in addition to the benefits described in the preceding paragraph, the following: (i) payment of his base salary for a period of 12 months following the effective date of his termination, to be paid in equal installments in accordance with the normal payroll practices of the Company, commencing on the Company’s first payroll date following the expiration of the release revocation period, with the first payment including any amounts not yet paid between the date of termination and the date of the first payment and (ii) a pro-rata cash bonus for the fiscal year in which such termination occurs, if any, determined by the Company (subject to certain the restrictions as set forth above), which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which the date of termination occurs.

In the event of a "Change in Control" (as such term is defined in the agreement), all outstanding equity interests granted to Mr. So that are subject to time-based vesting provisions and that are not fully vested shall become fully vested as of the date of such Change in Control. The agreement also includes customary covenants running during Mr. So’s employment and for 12 months thereafter prohibiting Mr. So from directly or indirectly competing with the Company and from solicitation of employees, directors, officers, associates, consultants, agents or independent contractors, customers, suppliers, vendors and others having business relationships with the Company. The agreement also contains provisions relating to protection of the Company’s property, its confidential information and ownership of intellectual property as well as various other covenants and provisions customary for an agreement of this nature.

Director Compensation

The following table sets forth compensation information for 2020 for each member of our board of directors, except for the director who is also an executive officer and does not receive additional compensation for serving on the board. See “--Summary Compensation Table” for compensation disclosures related to Joseph M. Redling, our President and Chief Executive Officer.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name (1)	($)	($) (2)	($)	($)
Andrew Axelrod	99,423	—	—	99,423
Spencer E. Goldenberg	72,308	20,000	—	92,308
Robert B. Hellman(3)	90,385	—	—	90,385
David Miller	81,346	20,000	—	101,346
Stephen J. Negrotti	94,904	20,000	—	114,904
Kevin D. Patrick(4)	25,000	—	—	25,000
Patricia D. Wellenbach	72,308	20,000	—	92,308
(1)

Each director was entitled to an annual retainer of $100,000, which could be received in cash, restricted phantom shares or a combination of cash and restricted phantom shares at the director’s election. A minimum of $20,000 of the $100,000 annual retainer payable to each director was required to be deferred and credited quarterly, in the form of restricted phantom shares to each director, except for Messrs. Axelrod and Hellman who were not subject to the restricted phantom share retainer clause due to their affiliations with Axar and AIM, respectively, and Mr. Patrick’s election was effective as of January 1, 2021. In addition, Mr. Negrotti received an annual retainer of $25,000 as Chairman of our Audit Committee, Mr. Miller received an annual retainer of $10,000 for serving as Chairman of our Compensation Committee and Mr. Axelrod received an annual retainer of $10,000 for serving as Chairman of our Trust and Compliance Committee. Additionally, the fees paid in cash reported above reflect the Board approved reductions of 50% of the quarterly retainer fee and additional Board committee chair fees payable to non-employee directors for a ten-week period of the third quarter of 2020. The cash amounts shown in the table above are those that were earned in 2020.

(2)

The shares of restricted phantom common stock awarded as retainer compensation are credited to a mandatory deferred compensation account established for each such person. In addition, for each restricted phantom share in such account, the Company credits the account, solely in additional restricted phantom shares, an amount of dividend equivalent rights so as to provide the holders of restricted phantom stock a means of participating on a one-for-one basis in any dividends paid to holders of our common stock. Payments of the participant’s mandatory deferred compensation account will be made on the earliest of (i) separation of the participant from service as a director, (ii) disability, (iii) unforeseeable emergency, (iv) death or (v) change of control of the Company. Any such payment will be made at the Company’s election in the Company’s common shares or cash.

(3)	Mr. Hellman resigned as director of the Company effective December 6, 2020.
(4)	Mr. Patrick was appointed as director of the Company effective September 4, 2020.

Long-Term Incentive Plan

The Board, on behalf of the general partner of StoneMor Partners L.P., originally approved the incentive plan effective March 27, 2019 and an amendment thereto on December 18, 2019 that increased to 8,500,000 the number of units authorized for issuance under the incentive plan. On December 31, 2019, the Board approved the assumption of the incentive plan and all outstanding awards thereunder by the Company. On May 5, 2020, the Board approved the second amendment to the incentive plan, which increased the number of shares of common stock reserved for delivery under the incentive plan by 1,375,000 shares, and our stockholders approved the incentive plan at the 2020 Annual Meeting of Stockholders.

Subject to adjustments due to recapitalization or reorganization, the maximum aggregate number of common shares which may be issued pursuant to all awards under the incentive plan is 9,875,000. Common shares withheld from an award or surrendered by a recipient to satisfy certain tax withholding obligations of the Company or in connection with the payment of an exercise price with respect to an award will not be considered to be common shares delivered under the incentive plan. If any award is forfeited, canceled, exercised, settled in cash or otherwise terminates or expires without the actual delivery of common shares pursuant to the award, the common shares subject to such award will be available again for awards under the incentive plan.

The incentive plan is administered by the Compensation Committee. The Compensation Committee has full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of common shares to be covered by awards; (iv) determine the terms and conditions of any award, including, without limitation, provisions relating to acceleration of vesting or waiver of forfeiture restrictions; (v) determine whether, to what extent, and under what circumstances awards may be vested, settled, exercised, canceled or forfeited; (vi) interpret and administer the incentive plan and any instrument or agreement relating to an award made under the incentive plan; (vii) establish, amend, suspend or waive such rules and regulations and delegate to and appoint such agents as it deems appropriate for the proper administration of the incentive plan; and (viii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the incentive plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the incentive plan or an award agreement as the Compensation Committee deems necessary or appropriate.

Awards under the incentive plan may be in the form of: (i) incentive stock options qualified as such under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Incentive Options”), (ii) options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with Incentive Options, “Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards (“Restricted Stock”), which may include tandem stock dividend rights (“SDRs”), (v) phantom stock (“Phantom Stock”), (vi) stock awards (“Stock Awards”), (vii) cash awards (“Cash Awards”), (viii) other stock-based awards (“Other Stock-Based Awards”), (ix) dividend equivalent rights, to be granted alone or in tandem with other Awards (other than Restricted Stock or Stock Awards) (“DERs”), (x) substitute awards (“Substitute Awards”), or (xi) performance-based awards (“Performance Awards”) (collectively referred to as “Awards”).  Awards under the incentive plan may be granted either alone or in addition to, in tandem with or in substitution for any other award granted under the incentive plan. Awards granted in addition to or in tandem with other awards may be granted either at the same time as or at a different time from the other award.  If an award is granted in substitution or exchange for another award, the Compensation Committee shall require the recipient to surrender the original award in consideration for the grant of the new award.  Awards under the incentive plan may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of our general partner, our company, or any affiliates, in which the value of common units subject to the award is equivalent in value to the cash compensation, or in which the exercise price, grant price, or purchase price of the award in the nature of a right that may be exercised is equal to the fair market value of the underlying common units minus the value of the cash compensation surrendered.

Options.  Under the incentive plan, the Committee may grant Options to Eligible Persons, including (i) Incentive Options and (ii) Nonstatutory Options.  The exercise price of each Option granted under the incentive plan will be stated in the Option agreement and may vary; provided, however, that, the exercise price for an Option must not be less than the fair market value per share of Common Stock as of the date of grant of the Option (or in the case of an Incentive Option granted to an individual who owns equity possessing more than 10% of the total combined voting power of all classes of equity of the Company or any affiliate, 110% of the fair market value per share of Common Stock as of the date of grant).  Options may be exercised as the Committee determines, but not later than ten years from the date of grant (or in the case of an Incentive Option granted to an individual who owns equity possessing more than 10% of the total combined voting power of all classes of equity of the Company or its affiliate, for a period of no more than five years following the date of grant).  Incentive Options will not be granted more than ten years after the earlier of the adoption of the incentive plan or the approval of the incentive plan by the stockholders of the Company.  Any Incentive Option that fails to comply with Section 422 of the Code for any reason will result in the reclassification of the Option as a Nonstatutory Option, which will be exercisable as such.  The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, payment in shares of Common Stock, other Awards, net settlement, broker assisted exercise or other property) and the methods and forms in which shares of Common Stock will be delivered to a participant.

SARs. An SAR is the right to receive, in cash or in shares of Common Stock, as determined by the Committee, an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price of the SAR.  If an SAR is designed to comply with Treasury Regulation Section 1.409A-l(b)(5)(i)(A), it may be granted only to Eligible Persons that are also employees, consultants or directors performing services directly for the Company or an entity in a chain of entities that has a “controlling interest” in another entity or chain of entities, beginning with the Company and ending with the entity for which the individual provides services. SARs that are designed to be otherwise exempt from Section 409A of the Code and its regulations may be granted to any Eligible Person. The Committee will determine the time or times at which an SAR may be exercised in whole or in part. The grant price of an SAR granted under the incentive plan will be stated in the SAR agreement and may vary; provided, however, that all SARs shall have an exercise price equal to or greater than the fair market value of a share of Common Stock on the date of grant unless the SAR is a Substitute Award.

Restricted Stock. An Award of Restricted Stock is a grant of shares of Common Stock subject to a risk of forfeiture, restrictions on transferability and any other restrictions imposed by the Committee in its discretion. The Committee has the authority to determine to whom Restricted Stock will be granted, the number of shares of Restricted Stock to be granted to each participant, the duration of any restrictions, the conditions under which the Restricted Stock will become vested or forfeited (including any events that would provide for accelerated vesting) and any other terms and conditions the Committee may establish with respect to Awards. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant. Restricted Stock may also provide the participant with an SDR with respect to the Restricted Stock, which may be subject to the same forfeiture and other restrictions as the Restricted Stock, as determined by the Committee. If restricted, SDRs will be held, without interest, until the related Restricted Stock vests or is forfeited, with the SDR being paid or forfeited at the same time, as the case may be. Absent a restriction on the SDRs in the Award agreement, SDRs will be paid to the holder of the Restricted Stock at the same time as cash dividends are paid by the Company to its stockholders.

Phantom Stock. A share of Phantom Stock is a notional share of Common Stock that entitles the participant to receive, no later than the 15th calendar day following vesting, a share of Common Stock or an amount of cash equal to the fair market value of a share of Common Stock, as determined by the Committee in its discretion. The Committee has the authority to determine the Eligible Person(s) to whom Phantom Stock will be granted, if any, the number of shares of Phantom Stock to be granted to each participant and any other terms and conditions that the Committee may establish, including with respect to vesting or forfeiture.

Stock Awards. Stock Awards are grants of shares of Common Stock that are not subject to a restricted period and are not subject to an exercise price or settlement features. The Committee may grant Stock Awards to any Eligible Person in such amounts as the Committee, in its sole discretion, may select.

Other Stock-Based Awards and Cash Awards. The Committee may grant Other Stock-Based Awards, which are Awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on, or related to, shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified affiliates of the Company. The Committee shall determine the terms and conditions of any such Other Stock-Based Award. Cash Awards may also be granted under the incentive plan as an element of or a supplement to any other Award or independent of any other Award.

DERs. A DER is a dividend equivalent right, granted alone or in tandem with a specific Award (other than Restricted Stock or a Stock Award), to receive with respect to each share of Common Stock subject to the Award an amount in cash equal to the cash dividends paid by the Company with respect to a share of Common Stock during the period such Award is outstanding. The DER may be paid directly to the participant, be credited to a bookkeeping account subject to the same vesting restrictions as the tandem Award, if any, or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. Absent a contrary provision in the Award agreement, DERs will be paid to the participant at the same time as cash dividends are paid by the Company to its stockholders.

Performance Awards. The grant, exercise or settlement of an Award may be conditioned on the satisfaction of certain performance criteria. The Committee shall determine the terms of any performance conditions attached to an Award, and the performance period for which those conditions will apply. Performance conditions may include, but are not limited to, the following: (A) earnings per share, (B) revenues, (C) cash flow, (D) cash flow from operations, (E) cash flow return, (F) return on net assets, (G) return on assets, (H) return on investment, (I) return on capital, (J) return on equity, (K) economic value added, (L) operating margin, (M) contribution margin, (N) net income, (O) net income per share, (P) pretax earnings, (Q) pretax earnings before interest, depreciation and amortization, (R) pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items, (S) total stockholder return, (T) debt reduction, (U) market share, (V) change in the fair market value of the Common Stock, (W) operating income and (X) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.  Performance goals may differ for performance awards granted to any one participant or to different participants. Performance goals shall be established by the Committee not later than 90 days after the beginning of any performance period applicable to such Award.

Substitute Awards. Substitute Awards may be granted in substitution for similar awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition by the Company or its affiliate of another entity or the assets of another entity. Awards may also be granted in substitution for any other Award granted under the incentive plan or any award granted under any other plan of the Company or any of its affiliates. If an Award is granted in substitution for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award.

Change in Control. Upon a change of control of the Company, the Compensation Committee may undertake one or more of the following actions, which may vary among individual holders and awards: (i) remove forfeiture restrictions on any award; (ii) accelerate the time of exercisability or lapse of a restricted period; (iii) provide for cash payment with respect to outstanding awards by requiring the mandatory surrender of all or some of outstanding awards; (iv) cancel awards that remain subject to a restricted period without payment to the recipient of the award; or (v) make certain adjustments to outstanding awards as the Compensation Committee deems appropriate.

Forfeiture of Award. If a director’s membership on our Board terminates for any reason, or an employee’s employment with us terminates for any reason, his or her unvested awards will be automatically forfeited unless, and to the extent that, our Compensation Committee or grant agreements provide otherwise.

The incentive plan became effective on the date of its approval by the Board as of December 18, 2019. The incentive plan will continue in effect until the earliest of (i) the date terminated by the Board; (ii) the date that all common shares available under the incentive plan have been delivered to participants; or (iii) the tenth anniversary of the approval of the incentive plan by the Board. The authority of the Board or the Compensation Committee to amend or terminate any award granted prior to such termination, as well as the awards themselves, will extend beyond such termination date.

PROPOSAL FOUR – APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE SUPERMAJORITY VOTE OF STOCKHOLDERS REQUIRED TO APPROVE CERTAIN MATTERS FROM SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) TO EIGHTY-FIVE PERCENT (85%)

General

Our Certificate of Incorporation currently requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of our capital stock to approve certain matters as discussed in further detail below.  Upon the recommendation of the Compensation, Nominating and Governance Committee, our Board adopted, subject to stockholder approval, an amendment to Article VIII and Article X of the Company’s Certificate of Incorporation to increase this supermajority vote required to approve such matters to eighty-five percent (85%).

Description of the Amendment

Article VIII of our Certificate of Incorporation provides that our bylaws may be adopted, amended or repealed by our Board or by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors.  In addition, Article X of our Certificate of Incorporation provides that, except as otherwise expressly set forth in the Certificate of Incorporation (including in any Certificate of Designation adopted in connection with the authorization of any class or series of preferred stock), the amendment of the following provisions of our Certificate of Incorporation requires, in addition to any other requirement of law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote thereon:

•	Article V, which requires that any stockholder action be taken at a duly called special or annual meeting and prohibits action by written consent of the stockholders;
•	Article VI(c), which addresses the requirements for special meetings of stockholders;
•	Article VII(a)-(d), which addresses the composition of our Board, the terms, election and removal of directors and the filling of vacancies on the Board;
•	Article VIII, which addresses the adoption, amendment or repeal of our Bylaws;
•	Article X, which addresses amendments to the Certificate of Incorporation; and
•

Article XI, which provides that the Court of Chancery or other applicable court in the State of Delaware shall be the sole and exclusive forum for any current or former stockholder to bring internal corporate claims (as defined therein).

The provisions of Article VIII and Article X of our Certificate of Incorporation described above are sometimes referred to herein as the “Supermajority Provisions.”  Our Board has adopted and is recommending that the stockholders approve an amendment to Article VIII and Article X to increase the stockholder vote required to approve the foregoing matters from sixty-six and two-thirds percent (66-2/3%) to eighty-five percent (85%).  The text of the proposed amendment to our Certificate of Incorporation is set forth in Appendix A.

Purpose of the Amendment

Our Board believes that the Supermajority Provisions provide important protections to our stockholders by requiring that any proposed amendment of any matter covered by such Supermajority Provisions be approved by the holders of a substantial majority of our outstanding common stock, and by preventing Axar, as our controlling stockholder, from exercising sufficient voting power to cause any such amendment to be approved by the stockholders.

Under the DVA discussed above, and subject to certain conditions and exceptions, the Axar Entities and their affiliates are prohibited from acquiring additional shares of our common stock.  As previously disclosed, in November 2020, we, the Axar Entities and the ACII Entities entered into a letter agreement pursuant to which the Axar Entities were permitted to acquire up to 10,319,369 additional shares of our common stock from certain investment funds in a single privately negotiated transaction and not in the open market which, if purchased, would have increased the Axar Entities’ ownership of our common stock to 70.5%.  Among the conditions to permitting the purchase was the agreement by the Axar Entities (a) to vote all of their shares of our common stock in favor of an amendment to the Supermajority Provisions that would increase the required supermajority vote to seventy-five percent (75%) and (b) pending the effectiveness of such amendment, to not vote or direct the voting of more than the number of shares of our common stock held prior to such additional purchase in favor of any proposal to which the Supermajority Provisions are applicable unless such proposal had been approved by our Board, including a majority of the directors then serving thereon who were not “Axar Designated Directors” under the DVA.

As also previously disclosed, in April 2021, we, the Axar Entities and the ACII Entities entered into a letter agreement pursuant to which the Axar Entities were permitted to acquire some or all of the shares of our common stock held by ACII and its affiliates in a single privately negotiated transaction and not in the open market which, if purchased, would have increased the Axar Entities’ ownership of our common stock to 75.1%.  Among the conditions to permitting the purchase was the agreement by the Axar Entities (a) to vote all of their shares of our common stock in favor of an amendment to the Supermajority Provisions that would increase the required supermajority vote to eighty-five percent (85%) and (b) pending the effectiveness of such amendment, to not vote or direct the voting of any shares of our common stock in favor of any proposal to which the Supermajority Provisions were applicable unless such proposal had been approved by our Board and its Conflicts Committee.

The proposed amendment would continue to ensure that any proposed amendment of any matter covered by the Supermajority Provisions be approved by the holders of a substantial majority of our outstanding common stock, and that Axar, as our controlling stockholder, would not be able to exercise sufficient voting power to cause any such amendment to be approved by the stockholders.  Based on Axar’s current ownership our current outstanding shares of common stock, stockholder approval of any matter subject to the Supermajority Provisions would, if the proposed amendments are approved, required the affirmative vote of the holders of approximately 40% of the outstanding shares not held by Axar.

As noted above, Axar has contractually committed to vote in favor of the amendment, and its affirmative vote would be sufficient to cause the amendment to be approved by the stockholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE SUPERMAJORITY VOTE OF STOCKHOLDERS REQUIRED TO APPROVE CERTAIN MATTERS FROM SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) TO EIGHTY-FIVE PERCENT (85%).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, the beneficial ownership of the outstanding shares of our common held by: (i) each person known by us to beneficially own more than 5% of our outstanding common units; (ii) each director and named executive officer; and (iii) all directors and executive officers as a group. Unless otherwise indicated, the address for each stockholder is c/o StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania, 19020, and each beneficial owner named in the table is deemed to have sole voting and sole dispositive power of the common shares set forth opposite such beneficial owner’s name.

Name of Beneficial Owner	Position	Amount of Beneficial Ownership	Percent of Class
Joseph M. Redling(1)	President, Chief Executive Officer and a Director	1,156,543	1.0%
Jeffrey DiGiovanni(2)	Senior Vice President and Chief Financial Officer	40,349	*
Austin K. So(2)	Senior Vice President, Chief Legal Officer and Secretary	114,267	*
Andrew Axelrod(3)(4)	Director	88,633,045	75.1%
Spencer E. Goldenberg	Director	—	*
David Miller	Director	941,432	*
Stephen J. Negrotti	Director	48,634	*
Kevin D. Patrick	Director	—	*
Patricia D. Wellenbach	Director	6,064	*
All current directors and executive officers as a group (12 persons)		90,993,800	77.1%
Axar Capital Management, LP (1330 Avenue of the Americas, 30th Floor, New York, NY 10019)(4)		88,633,045	75.1%
*	Less than one percent

(1)

Excludes 187,500 shares of restricted common stock included in the award of 750,000 restricted common stock granted to Mr. Redling in 2018 that will not vest within 60 days of the record date, and 312,500 shares of unvested restricted common stock granted in 2020.

(2)	Excludes 56,500 shares of unvested restricted common stock granted in 2020.
(3)

Represents shares beneficially owned by Axar Capital Management, LP as investment manager for certain funds and managed accounts with respect to the shares they hold. Mr. Axelrod is the sole member of Axar GP, LLC, the general partner of Axar Capital Management, LP.

(4)	Information other than percentage of class beneficially owned is based on a Schedule 13D/A filed on April 15, 2021.

OTHER INFORMATION

Other Matters

We currently are not aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed annual meeting, your proxies will have discretion to vote or act on those matters according to their best judgment. If any adjournment or postponement is for more than 45 days, then our Board will set a new record date and mail a new notice of the annual meeting.

Stockholder Proposals for Next Annual Meeting

Stockholders intending to present proposals at our Annual Meeting of Stockholders to be held in 2022 and intending to have such proposals included in our next proxy statement must send their proposals to our Secretary, in writing, at the address set forth below, pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our proxy statement and form of proxy for our 2022 Annual Meeting of Stockholders and must be received by us not later than March 29, 2022. If, however, the date of our 2022 Annual Meeting of Stockholders will be on or before June 26, 2022 or on or after August 27, 2022, then the proposal must be received a reasonable time before we begin to print and send our proxy materials for the 2022 Annual Meeting in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.

For stockholder director nominations and other proposals submitted outside of the process described above, the Company’s bylaws require that advance written notice of any such stockholder nomination or proposal for matters to be brought before the 2022 Annual Meeting be received by the Company not earlier than March 29, 2022 and not later than April 28, 2022.  However, if the date of our 2022 Annual Meeting of Stockholders will be on or before June 26, 2022 or on or after September 26, 2022, then the proposal must be received no less than 90 days before the date of the meeting or, if the date of the 2022 Annual Meeting is first publicly announced less than 100 days prior to the date of the meeting, by the close of business on the 10th day after the date of the meeting is first publicly announced. The notice must contain the information required by the bylaws. These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

Stockholder proposals and recommendations for director nominees should be sent to StoneMor Inc. Board of Directors, c/o Corporate Secretary, 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020.

Householding

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to StoneMor Inc. Board of Directors, c/o Corporate Secretary, 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

The Company’s Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2020 is being mailed to all stockholders with this proxy statement. Our Annual Report is part of the proxy solicitation materials for the Annual Meeting. An additional copy, including exhibits, will be furnished without charge to any stockholder by writing to the Corporate Secretary at the address above. The Company’s Form 10-K may also be accessed at the Company’s website at www.stonemor.com, or at the SEC’s website at www.sec.gov.

By Order of the Board of Directors:

Jeffrey DiGiovanni
Senior Vice President and Chief Financial Officer
Bensalem, Pennsylvania
July 2, 2021

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
STONEMOR INC.

Pursuant to Section 242 of
the General Corporation Law of the
State of Delaware

STONEMOR INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:  The Board of Directors (the “Board”) of the Company, at a meeting held on April 27, 2021, duly adopted the following resolution setting forth a proposed amendment of Article VIII and Article X of the Certificate of Incorporation of the Company, declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that as recommended by the Compensation, Nominating and Governance Committee, Article VIII and Article X of the Certificate of Incorporation of the Company be amended to delete the language “sixty-six and two thirds percent (66-2/3%)” in each such article and replace such language with “eighty-five percent (85%).”

SECOND:    Thereafter, an annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the Delaware General Corporation Law (the “DGCL”) and held on July 27, 2021, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Company duly adopted this Certificate of Amendment.  This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment.

STONEMOR INC.

By:______________________

Jeffrey DiGiovanni

Senior Vice President and

Chief Financial Officer

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time on July 26, 2021. Have your proxy  card in hand when you access the web site and follow the instructions to obtain  your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/STON2021   You may attend the meeting via the Internet and vote during the meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 26, 2021. Have your proxy card in hand when  you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  STONEMOR INC.  3331 STREET ROAD  BENSALEM, PA 19020  D56969-P59700  STONEMOR INC.  The Board of Directors of StoneMor Inc. recommends you  vote "FOR" all of the following items.  For   Withhold  1. Election of Directors:  !  !   1a. Andrew Axelrod  !  !   1b. Spencer E. Goldenberg  !  !   1c. David Miller  !  !   1d. Stephen J. Negrotti  !  !   1e. Kevin D. Patrick  !  !   1f. Joseph M. Redling  !  !   1g. Patricia D. Wellenbach  Abstain  Against  For   !  !  !  2. Approve the ratification of the appointment of Grant Thornton LLP as StoneMor Inc.'s independent registered public accounting firm for the fiscal year  ending December 31, 2021.  !  !  !  3. Approve the compensation of StoneMor Inc.'s named executive officers.  !  !  !  4. Approve an amendment to StoneMor Inc.'s certificate of incorporation to increase the supermajority vote of stockholders required to approve certain  matters from sixty-six and two-thirds percent (66-2/3%) to eighty-five percent (85%).  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint  owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.   Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, Form 10-K and Proxy Card are available at www.proxyvote.com.  D56970-P59700  STONEMOR INC.  2021 Annual Meeting of Stockholders  July 27, 2021 at 4:00 PM EDT  This proxy is solicited by the StoneMor Inc. Board of Directors  The undersigned hereby appoints Joseph M. Redling and Jeffrey DiGiovanni, or either of them, as proxies, each with the  power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this  ballot, all of the shares of common stock of StoneMor Inc. that the undersigned is entitled to vote at the Annual Meeting  of Stockholders of StoneMor Inc. to be held on July 27, 2021 at 4:00 PM EDT, and at any adjournment or postponement  thereof. Due to the public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being  of our stockholders, we have decided to hold our annual meeting via remote communication. You will be able to participate  in the annual meeting online, vote shares electronically and submit your questions prior to and during the meeting by  visiting: www.virtualshareholdermeeting.com/STON2021. There is no physical location for the annual meeting.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the recommendations of the Board of Directors of StoneMor Inc.  Continued and to be signed on reverse side